UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024
Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue
New York,	NY	10118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01. Other Events.
On November 6, 2024, Coty Inc. (the “Company”) announced the commencement of a cash tender offer (the “Tender Offer”) to purchase up to $250,000,000 aggregate principal amount (subject to increase) of the Company’s 5.000% Senior Secured Notes due 2026 (CUSIP Nos. 222070AE4 and U2203CAE1), subject to proration if applicable.
Additionally, on November 6, 2024, the Company issued a notice of full redemption for the €180.3 million outstanding aggregate principal amount of its 4.750% Senior Notes due 2026 (the “4.750% Notes”). The 4.750% Notes will be redeemed in full on December 6, 2024 (the “Redemption Date”), at a redemption price equal to 100% of the principal amount of the 4.750% Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. The Tender Offer is not conditioned on the completion of the redemption of the 4.750% Notes.
A copy of the press release announcing the Tender Offer, and which describes the Tender Offer in greater detail, is attached hereto as Exhibit 99.1 and incorporated by reference herein.
This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits:

Exhibit No.	Description
99.1	Press Release announcing the commencement of the Tender Offer, dated November 6, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: November 6, 2024	By:	/s/ Laurent Mercier
Laurent Mercier
Chief Financial Officer